Exhibit 5.1

CLIFFORD CHANCE LLP 10 UPPER BANK STREET LONDON E14 5JJ TEL +44 20 7006 1000 FAX +44 20 7006 5555 DX 149120 CANARY WHARF 3 www.cliffordchance.com

Our ref: 70-40492187

22 March 2021

Barclays PLC

1 Churchill Place

London E14 5HP

Dear Sirs

Barclays PLC: Registration under the US Securities Act of 1933

1.

We are acting on the instructions of Barclays PLC (the “Company”) in connection with the registration under the US Securities Act of 1933 (the “Securities Act”) of 30,000,000 ordinary shares of 25 pence each in the Company (the “Shares”) on Form S-8 in connection with the making of awards under the Barclays Global Sharepurchase Plan (“GSP”).

2.

For the purposes of issuing this letter, we have reviewed only the documents referred to in the Appendix to this letter (the “Documents”) which we understand to be the only documents in existence which are relevant to the issuance of this Opinion.

English law

3.

The opinions set out in this letter (which are strictly limited to the matters stated herein and are not to be read as extended, by implication or otherwise, to any other matters) relate only to English law as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

Opinion

4.	On the basis of our understanding of the Documents and the assumptions and subject to the reservations set out below, we are of the opinion that:

(a)	the Company is a public company limited by shares and has been duly incorporated under English law;

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(b)

subject to and upon the Shares being duly allotted and issued by the Company and/or transferred to participants in GSP, the Shares will be duly and validly authorised and issued, fully paid and no further contributions in respect of such Shares will be required to be made to the Company by the holders thereof in respect of the issue of such Shares by reason solely of their being such holders.

Assumptions

5.	The opinions set out in paragraph 4 are based upon the following:

(a)

that all copy Documents supplied to us are complete, up-to-date, authentic and accurate and conform to the originals which themselves are genuine and that all signatures, stamps and seals thereon are genuine;

(b)	that the rules of GSP which we have examined are in force and have been and will be operated in accordance with their terms;

(c)	that the Shares will, before allotment or issue, have been fully paid up in accordance with the Companies Act 2006;

(d)	that the Shares have been and will be issued or transferred in accordance with the rules of GSP;

(e)	that any representation, warranty or statement of fact or law, other than as to the laws of England, made in any of the Documents is true, accurate and complete;

(f)

that all resolutions of the board of directors and/or of the committees and/or of the relevant trustee required to approve or operate GSP (including in respect of the allotment and issue of Shares) and any amendments to GSP were duly passed at properly convened meetings of duly appointed directors or, as the case may be, duly appointed committees of directors and/or properly convened meetings of the relevant trustee (or in the case of written resolutions, were duly adopted) and that such resolutions have not been amended or rescinded and are in full force and effect;

(g)

that all resolutions of the shareholders of the Company required to approve GSP or any amendments to GSP were duly passed and at properly convened meetings of the shareholders of the Company and have not been amended or rescinded and are in full force and effect;

(h)

that there has been no alteration in the status or condition of the Company since a search carried out at the Companies House of England and Wales on 22 March 2021 at 10:08 a.m. and an enquiry by telephone in respect of the Company at

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the Central Index of Winding Up Petitions on 22 March 2021 at 11:15 a.m.. However, it is our experience that such searches may be unreliable. In particular, they are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England nor do they indicate whether or not insolvency proceedings have been commenced elsewhere;

(i)	that each director of the Company has disclosed any interests which he may have in GSP in accordance with the provisions of the Companies Act 2006 and the articles of association of the Company;

(j)

that each director of the Company (and each member of any relevant committee) discharged his fiduciary duty owed to the Company and acted honestly and that each relevant trustee discharged its fiduciary duties and acted honestly;

(k)	that the offering or award of Shares under GSP has been duly authorised by, and has and will be made in accordance with, the relevant Documents;

(l)	that there have been no amendments to the form of articles of association of the Company referred to in the Appendix;

(m)	that save for the Documents, there is no other document or arrangement which modifies or supersedes any of the Documents.

6.

We express no opinion as to any agreement, instrument, document or matter other than as specified in this letter. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law).

7.

This letter is given solely for the purposes of the Company filing the Form S-8 and for the information of the persons to whom it is addressed and may not be relied upon for any other purpose or disclosed to or relied upon by any other person without our prior written consent. Furthermore this letter is given on the basis that any limitation on the liability of any other person to the persons to whom this letter is addressed, whether or not we are aware of that limitation, will not adversely affect our position in any circumstances.

Benefit of opinion

8.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the “Commission”) as an exhibit to the Form S-8 relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. Save as aforesaid, this opinion is addressed to you on the understanding that it may not be transmitted to any person for any purpose or quoted or referred to in any public document or filed with any government agency or other person without our prior consent.

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Yours faithfully

/s/ Clifford Chance LLP

CLIFFORD CHANCE LLP

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Appendix

Documents Reviewed

The Documents referred to in Paragraph 2 of this letter are copies of the following which have been provided to us by the Company with the exception of the documents referred to in (2) and (4) below which have been obtained from the United Kingdom’s Companies House and the Central Index of Winding Up Petitions as the case may be on 22 March 2021.

(1)	The draft Form S-8

(2)	The articles of association of the Company as filed on 15 May 2013

(3)	The rules of GSP

(4)	The searches referred to in paragraph 5(h) of this Legal Opinion